Exhibit 10 (cc)
Eaton Corporation
2009 Annual Report on Form 10-K
Item 15 (b)
EATON CORPORATION
DEFERRED INCENTIVE COMPENSATION PLAN

EATON CORPORATION
DEFERRED INCENTIVE COMPENSATION PLAN
I.	PURPOSE

The purpose of the Deferred Incentive Compensation Plan is to promote the greater success of Eaton Corporation and its subsidiaries by providing a means to defer Incentive Compensation for key employees whose level and nature of position enable them to affect significantly the profitability, competitiveness and growth of Eaton.

II.	CONCEPT

The Plan is based on the concept that the deferral of Incentive Compensation for later payment to a Participant, including the later payment during Retirement, will provide a benefit to each Participant and an incentive to improve the profitability, competitiveness and growth of Eaton.

III.	DEFINITIONS

Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:

ACCOUNT: The account established by Eaton for each Participant to which may be credited his or her Deferred Incentive Compensation, Dividend Equivalents, Treasury Bill Interest Equivalents and Fixed Rate Interest Equivalents.

BENEFICIARY: The person or entity (including a trust or the estate of the Participant) designated in a written document executed by the Participant and delivered to the Committee. If at the time when any unpaid balance of Deferred Incentive Compensation shall be or become due at or after the death of a Participant, there shall not be any living person or any entity in existence so designated, the term “Beneficiary” shall mean the Participant’s estate.

BOARD: The Board of Directors of Eaton.

CAUSE: For the purposes of this Plan, Eaton shall have “Cause” to terminate the Participant’s employment hereunder upon (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with Eaton (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the

Participant in gross misconduct materially and demonstrably injurious to Eaton. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of Eaton. Notwithstanding the foregoing, the Participant’s employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in clauses (i) or (ii) of this definition and specifying the particulars thereof in detail.

CHANGE IN CONTROL OF EATON: For purposes of this Plan, a “Change in Control of Eaton” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of securities of Eaton representing 25% or more of the combined voting power of Eaton’s then outstanding voting securities, (ii) Eaton shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of Eaton, other than affiliates (within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) Eaton shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary of Eaton, (iv) any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Eaton representing 25% or more of the combined voting power of Eaton’s then outstanding securities; or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Eaton’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were Directors at the beginning of the period. For purposes of this Plan, ownership of voting securities shall take into account and include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) of the Exchange Act (as then in effect).

COMMITTEE: The Corporate Compensation Committee of Management of Eaton.

BOARD COMMITTEE : The Compensation and Organization Committee of the Board of Directors of Eaton.

CONTINGENT SHARE UNITS: Units credited to a Participant’s Account which are equivalent in value to the market value of Eaton Common Shares.

DEFERRAL PLANS: Shall mean the Incentive Compensation Deferral Plan, the Strategic Incentive and Option Plan and this Plan.

DEFERRED INCENTIVE COMPENSATION: That portion of Incentive Compensation which has been deferred pursuant to the Plan and any Dividend Equivalents, Treasury Bill Interest Equivalents, Fixed Rate Interest Equivalents and Contingent Share Units which are attributable thereto.

DEFERRED INCENTIVE COMPENSATION AGREEMENT: The written agreement between Eaton and a Participant pursuant to which Incentive Compensation is deferred under the Plan.

DISABILITY: If, as a result of the Participant’s incapacity due to physical or mental illness, the Participant shall have been absent from the Participant’s duties with Eaton on a full-time basis for 180 consecutive business days and within thirty (30) days after written Notice of Termination the Participant shall not have returned to the full-time performance of the Participant’s duties, any termination of the Participant’s employment by Eaton shall be for “Disability.”

DIVIDEND EQUIVALENT: An amount equal to the per share dividends paid on Eaton Common Shares.

EATON: Eaton Corporation, an Ohio corporation, and its subsidiaries and successors and assigns.

EATON COMMON SHARES: The common shares of Eaton.

EXECUTIVE INCENTIVE COMPENSATION PLAN: An incentive compensation plan approved (a) by the Board of Directors of Eaton for participation in this Plan and whose participants are designated by the Committee on an annual basis or (b) by the Management Compensation Committee (comprised solely of officers of the Company) and whose participants do not include any officers of the Company.

FAILURE TO PAY: Shall mean that the circumstances described in either (i) or (ii) have occurred:
(i)	Any Participant shall have notified Eaton and the Trustee in writing that Eaton shall have failed to pay to the Participant, when due, either directly or by direction to the trustee of any trust holding assets for the payment of benefits pursuant to the Plan, at least 75% of any and all amounts which the Participant was entitled to receive at any time in accordance with the terms of the Plan, and that such amounts remain unpaid. Such notice must set forth the amount, if any, which was paid to the Participant, and the amount which the Participant believes he or she was entitled to receive under the Plan. The failure to make such payment shall have continued for a period of 30 days after receipt of such notice by Eaton, and during such 30-day period Eaton shall have failed to prove, by clear and convincing evidence as determined by the Trustee in its sole and absolute discretion, that such amount was in fact paid or was not due and payable; or

(ii)	More than two Plan Participants shall have notified Eaton and the Trustee in writing that they have not been paid when due, either directly or by direction to the Trustee, amounts to which they are entitled under the Plan and that such amounts remain unpaid. Each such notice must set forth the amount, if any, which was paid to the Participant, and the amount which the Participant believes he or she was entitled to receive under the Plan. Within 15 days after receipt of each such notice, the Trustee shall determine, on a preliminary basis, whether any failure to pay such Participants has resulted in a failure to pay when due, directly or by direction, at least 75% of the aggregate amount due to all Participants under all the Deferral Plans in any two-year period, and that such amounts remain unpaid. If the Trustee determines that such a failure has occurred, then it shall so notify Eaton and the Participants in writing within the same 15 day period. Within a period of 20 days after receipt of such notice from the Trustee, Eaton shall have failed to prove by clear and convincing evidence, in the sole and absolute discretion of the Trustee, that such amount was paid or was not due and payable.
FIXED RATE INTEREST EQUIVALENT: With respect to any Participant, the rate of interest as specified in the Deferred Incentive Compensation Agreement between such Participant and Eaton.

FUNDED AMOUNT: With respect to the Account of any Participant, the value of any assets which have been placed in a grantor trust established by the Company to pay benefits with respect to that Plan Account, as determined at the time initial payments are to be made pursuant to the selections made by the Participants in accordance with Section 9.03.

GOOD REASON: For purposes of this Plan, any Termination of Employment by a Participant under the following circumstances shall be for “Good Reason”:
(i)	without the Participant’s express written consent, the assignment to the Participant of any duties inconsistent with the Participant’s positions, duties, responsibilities and status with Eaton immediately prior to a Change in Control of Eaton, or a change in the Participant’s reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control of Eaton, or any removal of the Participant from or any failure to re-elect the Participant to any of such positions, except in connection with the termination of the Participant’s employment for Cause, Disability or as a result of the Participant’s death;

(ii)	a reduction by Eaton in the Participant’s base salary as in effect immediately prior to the Change in Control of Eaton or as the same may be increased from time to time; or the failure by Eaton to increase such base salary each year after a Change in Control of Eaton by an amount which at least equals, on a percentage basis, the average annual percentage merit increase in the Participant’s base salary during the five (5) full calendar years immediately preceding a Change in Control of Eaton;

(iii)	a failure by Eaton to continue the Participant’s participation in Eaton’s Executive Incentive Compensation Plan (the “I.C. Plan”), Deferred Incentive Compensation Plan (the “Deferred I.C. Plan”), Limited Eaton Service Supplemental Retirement Income Plan (the “Limited Service Plan”), the Executive Strategic Incentive Plan (the “ESIP Plan”) and the Supplemental Benefit Plan established by the Board as a result of the limitations on pension benefits imposed by Section 415 of the Internal Revenue Code (the “Supplemental Plan”), as each plan may be modified from time to time but substantially in the form presently in effect, on at least the basis as in effect immediately prior to the Change in Control of Eaton or to pay the Participant any amounts earned under such plans in accordance with the terms of such plans.

(iv)	the relocation of Eaton’s principal executive offices to a location outside Cuyahoga County, Ohio or any county adjoining Cuyahoga County, Ohio, or Eaton’s requiring the Participant to be based anywhere other than Eaton’s principal executive offices or the location where the Participant is based immediately prior to the Change in Control of Eaton except for required travel on Eaton’s business to an extent substantially consistent with the Participant’s business travel obligations in effect immediately prior to the Change in Control of Eaton, or, in the event the Participant consents to any such relocation of Eaton’s principal executive offices, the failure by Eaton to pay (or reimburse the Participant for) all reasonable moving expenses incurred by the Participant relating to a change of the Participant’s principal residence in connection with such relocation and to indemnify the Participant against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) the Participant’s aggregate investment in such residence or (b) the fair market value of such residence as determined by any real estate appraiser designated by the Participant and reasonably satisfactory to Eaton) realized in the sale of the Participant’s principal residence in connection with any such change of residence;

(v)	the failure by Eaton to continue to effect any benefit or compensation plan (including but not limited to the plans described under paragraph (p)(iii) above), pension plan, life insurance plan, health and accident plan or disability plan in which the Participant is participating at the time of a Change in Control of Eaton (or plans providing the Participant with substantially similar benefits), the taking of any action by Eaton which would adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any of such plans or deprive the Participant of any material fringe or personal benefit enjoyed by the Participant at the time of the Change in Control of Eaton, or the failure by Eaton to provide the Participant with the number of paid vacation days to which the Participant is then entitled on the basis of years of service with Eaton in accordance with Eaton’s normal vacation policy in effect immediately prior to the Change in Control of Eaton;

(vi)	the failure of Eaton to obtain the assumption of this Plan by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of Eaton, by agreement in form and substance satisfactory to the Participant, to expressly assume this Plan and the obligations of Eaton hereunder; or

(vii)	any purported termination of the Participant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of a Notice of Termination as herein defined (and, if applicable, the definition of “Cause” as herein defined); and for purposes of this Plan, no such purported termination shall be effective.
INCENTIVE COMPENSATION: The full amount of the annual Incentive Compensation awarded to a Participant under the Executive Incentive Compensation Plan.

INCENTIVE YEAR: An incentive year as defined under the provisions of the Executive Incentive Compensation Plan.

LUMP SUM PAYMENT: Means an amount (payable in cash or Eaton Common Shares, or a combination thereof) equal to the total of the following amounts calculated as of the date of the payment:
(i)	The amount, if any, of the Participant’s Periodic Compensation then credited to his Account and accrued and unpaid Treasury Bill Interest Equivalents thereon; plus

(ii)	The amount, if any, of the Participant’s unpaid Type A Retirement Compensation calculated in accordance with Section 6.04 of the Plan and assuming for purposes of the conversion calculation that a Change in Control of Eaton has occurred within the relevant time period so that Section 6.04(b) is applicable; plus

(iii)	The amount, if any, payable as a lump sum in relation to Type B Retirement Compensation, calculated in accordance with Section 6.10(a)(ii) of the Plan, assuming that the Type B Retirement Compensation would be credited with Fixed Rate Interest Equivalents from the date of the Lump Sum Payment until paid over the fifteen-year period following the date of such Lump Sum Payment.
In the event that a Participant or a Participant’s Designated Beneficiary has begun to receive benefit installment payments under the Plan prior to the date of the Lump Sum Payment, the amount of such Lump Sum shall be equal to the present value of the remaining annual payments which otherwise would have been made calculated as described in this Section.

MEAN PRICE: The mean between the highest and lowest quoted selling price of an Eaton Common Share on the New York Stock Exchange List of Composite Transactions.

NORMAL RETIREMENT DATE: The date a Participant attains age sixty-five (65).

NOTICE OF TERMINATION: Any termination of the Participant’s employment by Eaton for Cause or Disability or by the Participant for Good Reason shall be communicated by written Notice of Termination to the Participant or Eaton, respectively. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

PARTICIPANT: An employee of Eaton in a key position receiving benefits under the Executive Incentive Compensation Plan and participating under the Plan.

PERIODIC COMPENSATION: That portion of a Participant’s Incentive Compensation which is deferred under the Plan for payment over a period of five (5) years.

PERIODIC INSTALLMENTS: Equal monthly, quarterly, semiannual or annual payments, over a period not to exceed 15 years, as determined by the Committee in its sole discretion.

PLAN: The Deferred Incentive Compensation Plan pursuant to which all or a portion of Incentive Compensation may be deferred for later payment to a participant, as amended and restated as of January 1, 1989, and as subsequently amended on March 31, 2000 to provide that distributions of Type A Retirement Compensation first commencing after March 31, 2000 shall be made in Eaton Common Shares (except as otherwise provided in Section 6.04), and as further amended on November 1, 2007 to provide that Type A Retirement compensation will no longer be credited with the greater of appreciation or earnings on Eaton Common Shares or Treasury Bill Interest Equivalent, but instead will only be credited with appreciation and earnings on Eaton Common Shares.

RETIREMENT: The Termination of Employment of a Participant who is age fifty-five (55) or older and who has at least ten (10) years of service with Eaton or who is age sixty-five (65) or older or under circumstances making him eligible to receive pension payments under a pension plan sponsored by Eaton commencing within sixty (60) days of the date of such Termination of Employment.

RETIREMENT COMPENSATION: That portion of Incentive Compensation deferred under the Plan for payment to a Participant upon his or her Retirement which either shall be Type A Retirement Compensation or Type B Retirement Compensation as selected by the Participant in accordance with Section 4.01.

TERMINATION AND CHANGE IN CONTROL: Shall mean the termination of the employment of a Participant for any reason whatsoever prior to a Change in Control, upon a subsequent Change in Control or termination of the employment of a Participant for any reason whatsoever during the three-year period immediately following a Change in Control.

TERMINATION OF EMPLOYMENT: The time when a Participant shall no longer be employed by Eaton whether by reason of Retirement, death, voluntary resignation (with or without Good Reason), divestiture or closing of a business unit, plant or facility, discharge (with or without Cause), or such disability that, under the then current employment practices of Eaton, the employment of the Participant is deemed to have been terminated.

TREASURY BILL INTEREST EQUIVALENT: A rate of interest equal to the quarterly average yield of 13-week U.S. Government Treasury Bills.

TRUSTEE: Shall mean the trustee of any trust which holds assets for the payment of the benefits provided by the Plan.

TYPE A RETIREMENT COMPENSATION: As defined in Section 6.01.

TYPE B RETIREMENT COMPENSATION: As defined in Section 6.01.

IV.	ELECTION TO DEFER

Section 4.01. With respect to Incentive Compensation for each Incentive Year commencing in or after 1986, the Participant shall be given the opportunity to elect, by signing and delivering to the Committee a Deferred Incentive Compensation Agreement, the manner and extent to which the Participant’s Incentive Compensation awarded in respect to such Incentive Year shall be deferred under the Plan, the allocation between Periodic Compensation and Retirement Compensation and, with respect to the latter, the allocation between Type A Retirement Compensation and Type B Retirement Compensation.

Section 4.02. Not less than 10% of Incentive Compensation awarded for any Incentive Year may be deferred under the Plan.

Section 4.03. If a Participant elects to allocate a portion of Incentive Compensation to both Periodic Compensation and Retirement Compensation, the amount allocated to each form of Compensation shall be not less than 10% of the Incentive Compensation awarded for any Incentive Year.

Section 4.04. To be in effect for an Incentive Year, a Participant’s election pursuant to Section 4.01 must be completed on or before June 15 of such Incentive Year; provided,

however, that in order to select Type B Retirement Compensation such election must be completed on or before December 2 of the immediately preceding Incentive Year. Only Participants who have elected to allocate Deferred Incentive Compensation to Retirement Compensation for the Incentive Year commencing in 1985 (under the Plan as in effect prior to the October 23, 1985 amendment and restatement thereof) shall be entitled to allocate all or part of such Deferred Incentive Compensation to Type B Retirement Compensation.

Section 4.05. Once a Participant has made an effective election under Section 4.01 with respect to the deferral and allocation of his or her Incentive Compensation, he or she may not thereafter change that election or change the allocation between Periodic Compensation and Retirement Compensation or between Type A Retirement Compensation and Type B Retirement Compensation.

V.	PERIODIC COMPENSATION

Section 5.01. There shall be computed and credited quarterly to the Participant’s Account Treasury Bill Interest Equivalents on all unpaid Periodic Compensation.

Section 5.02. Commencing in January of the second year following the Incentive Year for which the Periodic Compensation was credited to the Participant, the Periodic Compensation shall be paid to the Participant in five (5) equal annual installments; and, with each such installment, there shall be paid to the Participant all Treasury Bill Interest Equivalents credited to the Participant and then unpaid.

Section 5.03. Upon Termination of Employment, any unpaid Periodic Compensation and any unpaid Treasury Bill Interest Equivalents credited thereon shall be paid to the Participant, or his or her Beneficiary, as the case may be, pursuant to the schedule for payment described in Section 5.02.

VI.	RETIREMENT COMPENSATION
A.	General.
Section 6.01. The amount of Deferred Incentive Compensation allocated to Retirement Compensation shall correspond with the portion of the Incentive Compensation award elected by the Participant pursuant to Section 4.01. Such amount may be allocated between Type A Retirement Compensation and, subject to Sections 6.08 and 6.09, Type B Retirement Compensation. Amounts allocated as Type A Retirement Compensation shall be converted into a number of Contingent Share Units on such date or dates as shall correspond with the determination and transfer of Incentive Compensation (it being understood that such transfer may be the payment date of such Incentive Compensation). The amounts allocated as Type A Retirement Compensation shall be converted into a number of Contingent Share Units based upon the average of the Mean Prices for Eaton Common Shares for the twenty trading days of the New York

Stock Exchange during which Eaton Common Shares were traded immediately following the end of the Incentive Year in which the Incentive Compensation so allocated was earned. Amounts allocated as Type B Retirement Compensation shall not be converted into Contingent Share Units, but instead shall be credited with Fixed Rate Interest Equivalents, compounded annually, until paid.

Retirement Compensation which the Participant elects to have converted into Contingent Share Units is referred to herein as “Type A Retirement Compensation” and Retirement Compensation to be credited with Fixed Rate Interest Equivalents is referred to herein as “Type B Retirement Compensation.”
B.	Provisions Regarding Type A Retirement Compensation.
Section 6.02. On each dividend payment date for Eaton Common Shares, Dividend Equivalents shall be credited to the Participant’s Account with respect to all Contingent Share Units then credited to such Account and shall be converted into an appropriate number of Contingent Share Units utilizing the procedures set forth in Section 6.01 but at the Mean Price on said dividend payment date.

Section 6.03. In determining the number of Contingent Share Units to be credited to a Participant, whether by reason of the conversion of Retirement Compensation to Contingent Share Units or by reason of the conversion of Dividend Equivalents to Contingent Share Units, such number may be expressed in fractions of a Contingent Share Unit computed to the nearest tenth. The number of Contingent Share Units credited to a Participant shall be appropriately adjusted to reflect any change in the capitalization of Eaton resulting from a stock dividend, stock split, reorganization, merger, consolidation, recapitalization, combination, exchange of shares or any other similar events.

Section 6.04. Upon Retirement or other Termination of Employment of the Participant or upon any other distribution of Type A Retirement Compensation, (x) all Contingent Share Units standing to his or her credit shall be converted to an equal number of Eaton Common Shares and (y) his or her account shall be credited with an additional amount equal to the amount, if any, by which the amount determined under Subsection 6.04(a) exceeds the amount determined under Subsection 6.04(b):
(a)	the product of the average of the Mean Prices for an Eaton Common Share for the twenty (20) trading days of the New York Stock Exchange during which Eaton Common Shares were traded immediately preceding the date of Retirement or other Termination of Employment or distribution multiplied by the number of Contingent Share Units then credited to the Participant’s Account.

(b)	if a Change in Control of Eaton shall have occurred at any time within the period of thirty-six (36) months immediately preceding the Participant’s Retirement or other Termination of Employment, the product of the highest of the following:

(i)	the highest price paid for an Eaton Common Share in any tender offer in connection with the Change in Control;

(ii)	the price received for an Eaton Common Share in any merger, consolidation or similar event in connection with the Change in Control; or

(iii)	the highest price paid for an Eaton Common Share as reported in any Schedule 13D within the sixty (60) day period immediately preceding the Change in Control;
multiplied by the number of Contingent Share Units credited to the Participant’s Account at the time of his or her Retirement or other Termination of Employment or distribution.
The additional amount, if any, so determined shall be converted to Eaton Common Shares based on the average of the Mean Prices for Eaton Common Shares on the date of such determination which shall be credited to the Participant’s Account and held for later distribution as set forth in Section 6.05.

Section 6.05. Upon Retirement or other Termination of Employment of a Participant or upon any other distribution of Type A Retirement Compensation, and after the conversion of Contingent Share Units to Eaton Common Shares and the calculation of the additional amount, if any, to be credited to the Participant’s Account as set forth in Section 6.04, the Committee shall determine in its sole discretion the method of distribution of such Eaton Common Shares and the additional amount, if any, whether in a lump sum, to be paid within one year after Retirement or other Termination of Employment or upon the date of any of other distribution of such Compensation, or Periodic Installments; provided, however, that in making such determination the Committee may consider the wishes and needs of the Participant or his or her Beneficiary, as the case may be, with respect to the payment of Type A Retirement Compensation.

Section 6.06. There shall be computed on a quarterly basis and credited to the Participant’s Account Dividend Equivalents on the unpaid amount of Type A Retirement Compensation determined pursuant to Section 6.04 until such Compensation is paid by Eaton. All credited Dividend Equivalents shall be converted to Eaton Common Shares using the method set forth in Section 6.04 but based on a date which is as near to the distribution date as is administratively practical.

Section 6.07. Commencing at such time as the Committee shall determine, but not later than one (1) year following Retirement or other Termination of Employment, the Eaton Common Shares credited to the Participant’s Account in accordance with Section 6.04 shall be distributed to the Participant or his Beneficiary, as the case may be, in accordance with the schedule for distribution determined under Section 6.05 and, with each Periodic Installment, there shall be paid all Dividend Equivalents credited to the Participant and then unpaid.
C.	Provisions Regarding Type B Retirement Compensation.
Section 6.08. A Participant may defer as Type B Retirement Compensation all or any portion of his or her future Incentive Compensation which is earned during a period of four (4) consecutive Incentive Years or for the period to his or her Normal Retirement Date, if earlier; provided, however, that with respect to any Incentive Year, the amount of Incentive Compensation a Participant may defer as Type B Retirement Compensation must be at least $5,000 and no greater than the maximum amount for such Incentive Year specified in such Participant’s Deferred Incentive Compensation Agreement; provided, further, that any Incentive Compensation in excess of such annual maximum limitation may be deferred as either Periodic Compensation or Type A Retirement Compensation.

Section 6.09. Notwithstanding anything herein to the contrary, Eaton shall be entitled to deny Participants the opportunity to elect to defer future Incentive Compensation as Type B Retirement Compensation for any reason if such Incentive Compensation is not then subject to an effective deferral election; provided, however, that any such denial by Eaton of the opportunity to elect deferrals shall apply to all Participants equally.

Section 6.10.
(a)	Following Retirement, all Type B Retirement Compensation then credited to a Participant’s Account, together with Fixed Rate Interest Equivalents earned during the period of deferral, shall be paid to the Participant or his or her Beneficiary in fifteen (15) equal annual installments commencing on the first day of February following the year in which the Participant attains age 65; provided, however, that after consideration of the wishes and needs of the Participant or his or her Beneficiary, the Committee may determine in its sole discretion (i) to commence payment of the installments to any Participant at an earlier date following Retirement; (ii) to pay to any Participant the Type B Retirement Compensation in a lump sum within one year following Retirement; or (iii) to pay Type B Retirement Compensation in a lump sum upon any Termination of Employment by reason of divestiture or closing of a business unit, subsidiary, plant or facility or to provide that such Type B Retirement Compensation shall be paid commencing on a date which is subsequent to such Termination of Employment but not later than the Participant’s Normal Retirement Date. For purposes of the payments under the foregoing clauses (ii) and (iii), the amount of such lump sum shall be equal to the then present value of the fifteen (15) annual payments which otherwise would have been made as calculated using an interest rate equal to “Moody’s Corporate Bond Yield Average — Monthly (Average Corporates)” most recently published by Moody’s Investor Services, Inc. (or any successor thereto) at the time of the calculation.

(b)	The rate of each Participant’s Fixed Rate Interest Equivalent, as set forth in his or her Deferred Incentive Compensation Agreement, is based on the assumption that the Participant will defer a specified amount of Incentive Compensation for four (4) consecutive years or to his or her Retirement, if earlier. Notwithstanding any provisions hereof to the contrary, upon a Participant’s Termination of Employment, other than for Retirement and except as provided in Section 6.10(c), all Type B Retirement Compensation then credited to his or her Account shall be credited only with Treasury Bill Interest Equivalents, compounded quarterly, for the actual period of deferral until paid in lieu of the Fixed Rate Interest Equivalents otherwise credited to Type B Retirement Compensation; provided, however, that the Committee may determine in its sole discretion that all Type B Retirement Compensation credited to a Participant’s Account shall continue to be credited with Fixed Rate Interest Equivalents until paid. Upon such Termination of Employment, payment of the amounts credited to a Participant’s Account shall be made as determined by the Committee (i) in Periodic Installments commencing within one year following such Termination of Employment or at such other date not later than first February following the Participant’s Normal Retirement Date as determined by the Committee, or (ii) in a lump sum within one year following such Termination of Employment or at such other date not later than the first February following the Participant’s Normal Retirement Date as determined by the Committee.

(c)	Notwithstanding anything in Section 6.10(b) to the contrary, (i) if a Participant’s Termination of Employment occurs within five (5) years after a Change in Control of Eaton and such Termination of Employment is by Eaton without Cause or by the Participant for Good Reason or for Retirement, all Type B Retirement Compensation then credited to the Participant’s Account shall be credited with the Fixed Rate Interest Equivalents and held under the Plan as elected by the Participant in his or her Deferred Incentive Compensation Agreement; (ii) if within five (5) years after a Change in Control of Eaton a Participant is not permitted to complete the deferral of Incentive Compensation until the Participant’s Retirement because of any amendment or termination of the Plan, all Type B Retirement Compensation then credited to the Participant’s Account shall be credited with the Fixed Rate Interest Equivalents and held under the Plan as elected by the Participant in his or her Deferred Incentive Compensation Agreement; or (iii) if a Participant’s Termination of Employment is caused by any divestiture or closing of a business unit, subsidiary, plant or facility, the Board Committee may determine in its sole discretion that all Type B Retirement Compensation then credited to the Participant’s Account shall be credited with the Fixed Rate Interest Equivalents until paid as provided under Section 6.10(a).
VII.	AMENDMENT AND TERMINATION

Section 7.01. Eaton fully expects to continue the Plan but it reserves the right, except as otherwise provided herein, at any time or from time to time, by action of the Board

Committee, to modify or amend the Plan, in whole or in part, or to terminate the Plan, in whole or in part, at any time and for any reason, including, but not limited to, adverse changes in the federal tax laws; provided, however, that no amendment may be made to the provisions of the Plan which comply with Rule l6b-3(c)(2)(ii)(A) of the Securities Exchange Act of 1934, as amended, more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

Section 7.02. In the event of any termination of the Plan which results in the Participants being unable to have any future Incentive Compensation allocated as Type B Retirement Compensation, the amount of all Type B Retirement Compensation credited to a Participant’s Account at the date of such Plan termination shall be converted to Type A Retirement Compensation, effective retroactively to the date such Retirement Compensation was allocated pursuant to Section 6.01, and either shall be paid to the Participant or continue to be held under the Plan as elected by the Participant in his or her Deferred Incentive Compensation Agreement, except for 1985 Incentive Compensation, if any, deferred as Type B Retirement Compensation which shall continue to be held under the Plan. Notwithstanding the foregoing, in the event of a termination of the Plan within five (5) years after a Change in Control of Eaton, all Type B Retirement Compensation then credited to a Participant’s Account together with Fixed Rate Interest Equivalents earned during the period of deferral shall not be converted to Type A Retirement Compensation but shall be held under the Plan as elected by the Participant in his or her Deferred Incentive Compensation Agreement. No amendment to, or termination of, the Plan after a Change in Control of Eaton shall modify this provision or any provision hereof relating to a Change in Control of Eaton or the rights of a Participant in effect under the Plan immediately prior to such Change in Control of Eaton. Notwithstanding anything herein to the contrary, no amendment, modification or termination of the Plan shall, without the consent of the Participant, alter or impair this provision or any of the Participant’s rights under the Plan with respect to benefits accrued prior to such amendment, modification or termination.

VIII.	ADMINISTRATION

Section 8.01. The Plan shall be administered by the Committee in accordance with rules of general application for the administration of the Plan as the Committee may, from time to time, adopt. The Committee shall interpret the provisions of the Plan where necessary and may adopt procedures for the administration of the Plan which are consistent with the provisions of the Plan and the rules adopted by the Committee.

Section 8.02. Each Participant or Beneficiary must claim any benefit to which he or she may be entitled under the Plan by a written notification to the Committee. If a claim is denied, it must be denied within a reasonable period of time in a written notice stating the specific reasons for the denial.

The claimant may have a review of the denial by the Committee by filing a written notice with the Committee within sixty (60) days after the notice of the denial of his or her claim.

The written decision by the Committee with respect to the review must be given within one hundred and twenty (120) days after receipt of the written request.

IX.	PAYMENTS TO PARTICIPANTS

Section 9.01.

Notwithstanding anything herein to the contrary, upon the occurrence of a Termination and Change in Control, the Participants shall be entitled to receive from the Company the payments as provided in Section 9.03 .

Section 9.02.

Notwithstanding anything herein to the contrary, upon the occurrence of a Failure to Pay, each Participant covered by the situation described in clause (i) of the definition of Failure to Pay, or each of the Participants in the event of a situation described in clause (ii) of that definition, as the case may be, shall be entitled to receive from the Company the payments as provided in Section 9.03.

Section 9.03.

No later than the first to occur of (i) one year following the date hereof for any current Participant, (ii) a Termination and Change in Control or a Failure to Pay for any current Participant or (iii) the date upon which any person who is not a current Participant upon the date hereof becomes a Participant, each Participant shall select one of the payment alternatives set forth below with respect to that portion of the Participant’s Plan Account equal to the full amount of the Account minus the Funded Amount, and with respect to that portion of the Account equal to the Funded Amount. The payment alternatives selected with respect to the two portions of the Account need not be the same. The payment alternatives are as follows:
(a)	a lump sum payment within 30 days following the Termination and Change in Control or Failure to Pay, as the case may be;

(b)	payment in monthly, quarterly, semiannual or annual payments, over a period not to exceed fifteen years, as selected by the Participant at the time provided in the first paragraph of this Section 9.03, commencing within 30 days following the Termination and Change in Control or Failure to Pay, as the case may be, which are substantially equal in amount or in the number of share units being valued and paid, except that earnings attributable to periods following Termination and Change in Control or Failure to Pay shall be included with each payment.

Payment shall be made to each such Participant in accordance with his or her selected alternative as provided in Sections 9.01 and 9.02.

X.	MISCELLANEOUS

Section 10.01. Each Participant shall have the right, by written instruction to the Committee, on a form supplied by the Committee, to designate one or more primary and contingent beneficiaries (and the proportion to be paid to each, if more than one is designated) to receive his or her Deferred Incentive Compensation upon his or her death. Any such designation shall be revocable by the Participant.

Section 10.02. The Committee may, in its sole discretion, change the amount of the Periodic Installments or the number of years over which the Periodic Installments are to be paid or permit the payment of any Deferred Incentive Compensation at any date or dates which may be earlier than the payment date or dates provided under the Plan. The Committee may consider the needs and desires of the participant or beneficiary in making this decision. The determination of the Committee shall be final and conclusive upon Eaton, the Participant and the Beneficiary. Any Type B Retirement Compensation paid pursuant to this Section 10.02 to a Participant who would then be eligible to terminate his or her employment for Retirement shall be credited with the Fixed Rate Interest Equivalent on the amount so paid. Any Type B Retirement Compensation paid to a Participant who is not then eligible to terminate his or her employment for Retirement shall be credited only with the Treasury Bill Interest Equivalent.

Section 10.03. All payments under the Plan shall be subject to such taxes (federal, state or local) as may be due thereon and the determination by the Committee as to withholding with respect thereto shall be binding upon the Participant and his or her Beneficiary.

Section 10.04. If any Participant under the Plan is a member of the Committee, he or she shall not participate as a member of the Committee in any determination under the Plan relating to his or her Deferred Incentive Compensation.

Section 10.05. All action of the Committee hereunder may be taken with or without a meeting. If taken without a meeting, the action shall be in writing and signed by a majority of the members of the Committee and if taken with a meeting, a majority of the Committee shall constitute a quorum for any such action.

Section 10.06. Subject to any federal statute to the contrary, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If the Participant or Beneficiary shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Company, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his or her spouse, children, or other dependents, or any of them, in such manner and in such amounts and proportions as the Company may deem proper.

Section 10.07. The obligations of Eaton to make payments hereunder shall constitute a liability of Eaton to the Participant. Eaton may, but shall not be required to, establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payments shall be made.

Section 10.08. The Plan shall not be deemed to constitute a contract of employment between Eaton and a Participant. Neither shall the execution of this Plan nor any action taken by Eaton pursuant to this Plan be held or construed to confer on a Participant any legal right to be continued as an employee of Eaton, in an executive position or in any other capacity with Eaton whatsoever.

Section 10.09. Obligations incurred by Eaton pursuant to this Plan shall be binding upon and inure to the benefit of Eaton, its successors and assigns, and the Participant or his or her Beneficiary.

Section 10.10. This Plan shall be construed and governed in accordance with the law of the State of Ohio.

Section 10.11. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

Section 10.12. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.

APPROVAL AND ADOPTION
The Eaton Corporation Deferred Incentive Compensation Plan, as amended and restated effective November 1, 2007, is hereby approved.

Date: , 2010
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